Exhibit 99.2

For: J.Crew Group Contact: Nicholas Lamberti Acting Chief Financial Officer (212) 209-8640 Owen Blicksilver Owen Blicksilver PR (516) 742-5950

For Immediate Release

J.Crew Files Registration Statement for

Initial Public Offering of Common Stock

NEW YORK (August 17, 2005) - J.Crew Group today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to the proposed initial public offering of its common stock. The shares of common stock to be sold in the offering are expected to be offered by the Company.

The shares will be offered by a group of underwriters led by Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.

The Company expects to use the net proceeds of the offering, along with the proceeds of a sale of $73.5 million of its common stock to Texas Pacific Group, its majority shareholder, and borrowings under a new term loan that the Company expects to enter into, to redeem its outstanding cumulative preferred stock and some of its outstanding debt and to pay related costs. The sale of common stock to Texas Pacific Group is contingent upon the completion of the initial public offering and the redemption of the Company’s preferred stock. The common stock to be sold to Texas Pacific Group will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A registration statement relating to the proposed initial public offering of common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

J.Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 43 factory outlet stores.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from:

Goldman, Sachs & Co.

Attention: Prospectus Department

85 Broad Street

New York, New York 10004

Telephone: (212) 902-1171

Bear, Stearns & Co. Inc.

Attention: Prospectus Department

383 Madison Avenue

New York, New York 10179

Telephone: (631) 254-7129

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

2